EXHIBIT 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT ("First Amendment") is made and entered into as of February 3, 2012, by and among R. L. DRAKE HOLDINGS, LLC, a Delaware limited liability company (“Purchaser”), R. L. DRAKE, LLC, a Delaware limited liability company (“Seller”), and R. L. DRAKE ACQUISITION CORPORATION, a Delaware corporation (“RLDA”), and WBMK HOLDING COMPANY, an Ohio corporation (“WBMK” and with RLDA, collectively, the “Member Parties”).  Purchaser, Seller and the Member Parties are sometimes referred to herein collectively as the “Parties” and individually as a “Party.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement (defined below).

Background

Purchaser, Seller, and the Member Parties are parties to a certain Asset Purchase Agreement entered into as of February 1, 2012 (the “Asset Purchase Agreement”).

Prior to the Closing Date, Seller delivered to Purchaser a calculation of the Estimated Closing Date Working Capital, as contemplated by Section 1.7(a)(i), which resulted in an Estimated Working Capital Surplus.  Thereafter, but immediately prior to Closing, Seller delivered to Purchaser an updated calculation of the Estimated Closing Date Working Capital, providing for an $100,000 increase in the amount of the Estimated Working Capital Surplus.  As an accommodation to Seller, Purchaser agreed to increase the Estimated Working Capital Surplus by the proposed additional amount and in connection therewith, the parties erroneously revised the Target Amount set forth in the Asset Purchase Agreement from $2,600,000 to $2,500,000, which the Parties now desire to correct.

Further, it was the intention of the Parties to eliminate the obligations imposed on Seller set forth in Section 5.12 of the Asset Purchase Agreement, which the Parties now desire to correct.

Accordingly, the Parties desire to amend the Asset Purchase Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendments.

(a)           In order to correct the definition of  “Target Amount”, Section 1.5(c) of the Asset Purchase Agreement is amended and restated in its entirety to read as follows:

(c)           The amount, if any, by which the Closing Date Working Capital, as finally determined in accordance with the provisions of Section 1.7, is greater than Two Million Six Hundred Thousand Dollars ($2,600,000.00) (the “Target Amount”); or minus the amount, if any, by which such Closing Date Working Capital is less than the Target Amount (such adjustment is referred to herein as the “Working Capital Adjustment”); plus

(b)           In order to eliminate the obligations imposed on Seller set forth in Section 5.12 of the Asset Purchase Agreement, Section 5.12 of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

           5.12           Intentionally Omitted.

2.           Effect on Agreement; General Provisions.  Except as set forth in this First Amendment, the terms and provisions of the Asset Purchase Agreement are hereby ratified and declared to be in full force and effect.  This First Amendment shall be governed by the provisions of the Asset Purchase Agreement, as amended by this First Amendment, which provisions are incorporated herein by reference.  This First Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document, however the amendments to the Asset Purchase Agreement set forth herein shall be deemed to be effective retroactive to the Closing Date.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the day and year first above written.

R. L. DRAKE HOLDINGS, LLC By: /s/ James A. Luksch Name: James A. Luksch Title: Chief Executive Office	R.L. DRAKE, LLC By: /s/ Ted Patton Name: Ted Patton Title: Manager
R.L. DRAKE ACQUISITION CORPORATION By: /s/ Ted Patton Name: Ted Patton Title: President	WBMK HOLDING COMPANY By: /s/ Ronald Wysong Name: Ronald Wysong Title: President